UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 12, 2010

(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  As previously reported, on November 12, 2010, then Chairman and director Richard C. White announced his retirement, effective January 1, 2011, from the Boards of Directors of Community Bancorp. (the “Company”) and Community National Bank (the “Bank”).  Also on that date, the Boards of the Company and the Bank appointed James G. Wheeler, Jr., Esq., effective January 1, 2011, to fill the vacancies on their respective Boards resulting from Mr. White’s retirement.

Mr. Wheeler is an attorney and member of the law firm of Downs Rachlin Martin PLLC, and is based in the firm’s St. Johnsbury, Vermont office.  He serves on the Company’s Corporate Governance Committee and on the Community National Bank Risk Management and Community Reinvestment Act Committees.  It is expected that Mr. Wheeler will stand for election to a three year term at the 2011 Annual Meeting of Shareholders.

A press release announcing Mr. Wheeler’s appointment to the Company and Bank Boards is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

(e) On February 8, 2011, the Company’s Board of Directors adopted certain amendments to the Community Bancorp. and subsidiary Officer Incentive Plan (the “Plan”).  The Plan is designed to provide for short term incentive bonus compensation to executive officers and other salaried employees upon attainment of performance goals established by the Board.  In addition to non-substantive, housekeeping amendments, the Amended and Restated Plan

•	clarifies that performance goals established by the Board must be consistent with the Company’s business and strategic objectives and risk management framework (Sections 1 and 3.04)

•	clarifies that minimum performance targets may include non-financial factors (Section 3.03)

•	clarifies that annual performance goals may include non-financial measures and that peer comparisons may be based on publicly available data in addition to independent rating services (Section 3.04)

•
provides that the executive officers, rather than the Board, shall allocate bonus funds among the non-executive officer salaried employees from the bonus pool(s) created under the performance goals established by the Board (Section 3.07)

•
provides for recoupment from any current or former executive officer of bonus payments made within three years from the filing of restated financial statements with the Securities and Exchange Commission.  The amount recouped would be determined by the Board, upon recommendation of the Compensation Committee, but would not exceed the amount of bonus compensation that would have been paid to the executive officer if such compensation had been based upon such financial statements as restated.  The Board, upon recommendation of the Compensation Committee, is authorized to determine the manner of obtaining reimbursement, including offsetting the amount against any compensation otherwise allotted to the executive officer, reducing or eliminating future salary increases, bonus payments or other incentive compensation awards, or requiring the individual to pay the amount to the Company in a lump sum or over time in installments. (Sections 4.05, 4.01, 5.01, 5.02 and 6.04)

The complete text of the Plan, as amended and restated February 8, 2011, is filed as Exhibit 10.1 to this Report, and is incorporated herein by reference.  The foregoing summary is qualified in its entirety by reference to such exhibit.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)  Section 3.07 of the Company’s Bylaws provides that a director who has reached the mandatory retirement age may not stand for election to a new term but may serve the unexpired balance of his or her term.  On February 8, 2011, the Company’s Board of Directors amended Section 3.07 to change the mandatory director retirement age from 70 to 72.  No other changes to the Bylaws were made.

A complete copy of the Bylaws, as amended and restated through February 8, 2011, is filed as Exhibit 3.1 to this Report, and is incorporated herein by reference.

Of the twelve individuals currently serving as directors of the Company, only one, Elwood G. Duckless, whose term expires in 2012, has attained age 70 and would thus be immediately affected by the amendment.

Item 9.01.  Financial Statements and Exhibits

 (d)  Exhibits

The following exhibits are filed as part of this Report:

3.1 – Bylaws of Community Bancorp. as amended and restated through February 8, 2011
10.1 – Officer Incentive Plan as amended and restated February 8, 2011
99.1 – Press release announcing the appointment of James G. Wheeler, Jr., Esq. to the Company and Bank Boards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: February 14, 2011	/s/ Stephen P. Marsh
Stephen P. Marsh,
President & Chief Executive Officer